Mineral Mountain Mining & Milling Company

A Public Corporation

Corporate Headquarters
13 Bow Circle Road
Suite 170
Hilton Head, South Carolina 29928
(917) 587-8153
www.mineralmtnminingmilling.com

SUBSIDIARIES OF MINERAL MOUNTAIN MINING & MILLING COMPANY

Nomadic Gold Mines, Inc.
125 North Willow Street, Suite B
Kenai, Alaska 99611
Alaska Entity Number 10035331

Lander Gold Mines, Inc.
5968 North Government Way
Suite 305
Dalton Gardens, Idaho 83815
Idaho Filing ID 2016-000728066

As of February 21, 2018